Exhibit 10.2

Execution Version

SECURED PROMISSORY NOTE

This Secured Promissory Note (this “Note Agreement”) is entered into as of October 14, 2025 by and between e2Companies, LLC, a Florida limited liability company (the “Company”), and Nabors Energy Transition Corp. II, a Cayman Islands exempted company, or its assigns, as the holder of this Note Agreement (in such capacity, the “Noteholder”).

The Note Agreement is entered into in connection with that certain Settlement Agreement and Release, dated as of October 14, 2025 (the “Settlement Agreement”), by and among the Noteholder, Nabors Energy Transition Sponsor II LLC, a Cayman Islands limited liability company and Liffey Merger Sub, LLC, a Delaware limited liability company.

FOR VALUE RECEIVED, as part of the consideration for the agreements set forth in the Settlement Agreement and subject to the terms and conditions set forth herein, the Company hereby unconditionally promises to pay, to the Noteholder, the principal amount of the following:

(i) $14,615,000, with a Stated Maturity Date of March 31, 2026 (the “Fixed Maturity Note”); and

(ii) $14,615,000, with a Stated Maturity Date of October 13, 2028 (the “Payment Event Note” and together with the Fixed Maturity Note, each a “Promissory Note” and collectively, the “Promissory Notes”), in each case, together with all interest accrued thereon and fees and other amounts due and payable to the Noteholder as provided in this Note Agreement.

1.              DEFINITIONS; INTERPRETATION.

1.1            Definitions. Capitalized terms used herein shall have the meanings set forth in Annex A attached hereto.

1.2            Interpretation. For purposes of this Note Agreement (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note Agreement as a whole; and (d) the Company or any of its Subsidiaries will be deemed to have “knowledge” of a particular fact or matter if any board member, officer or key employee of the Company or such Subsidiary has actual knowledge of such fact or matter or could have acquired actual knowledge of such fact or matter in the ordinary course of performance of such Person’s duties in such role or after reasonable investigation with respect to such fact or matter. The definitions given for any defined terms in this Note Agreement shall apply equally to both the singular and plural forms of the terms defined. Unless the context otherwise requires, references herein to Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note Agreement. This Note Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2.              PAYMENTS OF PRINCIPAL.

2.1            Payment Dates. If any Promissory Note has not been paid in full prior to its Maturity Date, then the aggregate unpaid principal amount of such Promissory Note, all accrued and unpaid interest on such Promissory Note, and all other amounts payable under this Note Agreement in respect of such Promissory Note shall be due and payable on the applicable Maturity Date. No amount repaid or prepaid under this Note Agreement may be reborrowed.

2.2            Prepayments.

(a)            The Company may, at its option, prepay each Promissory Note in whole or in part at any time without premium or penalty; provided that any such prepayment shall include all accrued and unpaid interest on the principal amount of the Promissory Notes being prepaid, and shall be made upon not less than ten (10) days’ prior written notice to the Noteholder.

(b)            The Company shall make a prepayment of the principal amount of the Fixed Maturity Note of $3,500,000, plus all accrued but unpaid interest as of the date of prepayment, on or before December 31, 2025.

2.3            Payment Events.

(a)            If a Change of Control shall occur, all of the following shall become immediately due and payable in cash by the Company in full upon the consummation of such event: (i) all accrued and unpaid interest on the Promissory Notes, (ii) the outstanding principal balance of the Promissory Notes, and (iii) any and all other amounts payable pursuant to this Note Agreement. Notwithstanding the foregoing, the foregoing sentence shall not apply and no Promissory Note shall be accelerated in the event of a Change of Control of a Covered Entity formed for the purpose of the sale of inventory to one or more parties who are not Affiliates (an “SPV”) if such Change of Control results from the transfer or issuance of Equity Interests in the SPV to non-Affiliates (an “SPV Sale”); provided that such SPV Sale shall not result in the transfer to such non-Affiliate of more than sixty percent (60%) or more of the book value of the Company’s consolidated total assets (as determined in accordance with GAAP) as of the end of the most recently completed calendar quarter.

(b)            In the event of any Payment Event not described in clause (a) above, the Company shall prepay (or cause to be prepaid) amounts outstanding under this Note Agreement in an amount in cash equal to no less than fifty percent (50%) of the Net Proceeds directly received by a Covered Entity, or its shareholders, or any of their respective successors or assigns, from such Payment Event, within three (3) Business Days following the consummation of such Payment Event, with such prepayment to be applied as follows: first, to the outstanding principal balance of the Payment Event Note together with all accrued and unpaid interest thereon, and second, to the outstanding principal balance of the Fixed Maturity Note together with all accrued and unpaid interest thereon; provided that no such prepayment shall be required if the aggregate Net Proceeds from all such Payment Events occurring after the date hereof and through to any date of determination received by the Covered Entities, their respective shareholders or any of their respective successors or assigns (individually or in the aggregate) are less than or equal to $17,500,000 (the “Deductible”); provided, however, that the Company shall prepay (or cause to be prepaid) amounts outstanding under this Note Agreement as provided in the first clause of this Section 2.3(b) in an amount equal to at least ten percent (10%) of the Net Proceeds received by a Covered Entity from any Permitted Refinancing and so long as prepayment is made, such Net Proceeds from the Permitted Refinancing will be excluded from the calculation of the Deductible.

(c)            Notwithstanding the foregoing, no prepayment of principal or interest shall be required on the Payment Event Note in connection with any Payment Event that occurs after the Noteholder has entered into a definitive agreement for a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar transaction with one or more businesses or entities (other than the Company or any Affiliate thereof) (such business combination or similar transaction, a “NETD Alt. Transaction”), provided that (x) during the pendency of consummation of such NETD Alt. Transaction, any amounts that would otherwise have been required to prepay principal or interest on the Payment Event Note in connection with any Payment Event shall be deposited into an escrow account pursuant to an escrow agreement on terms acceptable to the Noteholder and (y) (i) if the definitive agreement is terminated prior to the consummation of such NETD Alt. Transaction, such proceeds shall be released from the escrow account and applied to the prepayment of principal and interest under the Payment Event Note as contemplated pursuant to Section 2.3(b) within three (3) Business Days of written request therefor made by the Noteholder and (ii) upon consummation of such NETD Alt. Transaction, such proceeds shall be released from the escrow account at the direction of the Company. Further, upon the consummation of a NETD Alt. Transaction, (i) Noteholder shall give the Company prompt written notice thereof and (ii) the outstanding principal balance of the Payment Event Note shall be cancelled in full by the Noteholder as of the date of consummation of a NETD Alt. Transaction; provided that, within five (5) Business Days of receipt by the Company of the notice referred to in clause (i), the Company shall pay to Noteholder all accrued and unpaid interest on the Payment Event Note through, but not including, the date on which the NETD Alt. Transaction was consummated.

(d)            The Company shall give Noteholder prompt written notice (but in any event, within three (3) Business Days) of the occurrence of any Payment Event, together with (i) a description of such Payment Event and (ii) a computation of the principal amount required to be prepaid hereunder as a result of such Payment Event (together with accrued and unpaid interest thereon), in each case, in such detail and with such other supporting information as requested by the Noteholder in its sole discretion.

(e)            For the avoidance of doubt, (i) no prepayment made, or required to be made (whether or not made when due) on any Promissory Note as a result of a Payment Event or otherwise, shall be required to be repaid to the Company by the Noteholder and (ii) neither the occurrence of a NETD Alt. Transaction or any other circumstance shall relieve the Company of its obligations in respect of the Fixed Maturity Note.

2.4            Lien Acknowledgement. If any Payment Event occurs, and the payment or proceeds giving rise to such Payment Event arise, directly or indirectly, from or in connection with a Distribution (as defined in that certain Profit Participation Agreement), the Holder acknowledges and agrees that all such sums are subject to the first-priority lien and security interest granted in favor of GridEdge pursuant to the GridEdge Security Agreements prior to the release, distribution or other disposition thereof in accordance with the GridEdge Financing Documents.

3.              SECURITY INTEREST.

3.1            Grant of Security Interest to the Noteholder. As collateral security for the due and punctual payment in full when due (whether at the Stated Maturity Date, by acceleration or otherwise) of the Secured Obligations (including, without limitation, all principal evidenced hereby, any interest thereon and all other amounts due and owing from time to time pursuant to this Note Agreement or the other Note Documents), the Company and certain of its Subsidiaries (each in such capacity, “Grantor”) shall, within ten (10) Business Days after the Effective Date, enter into Security Agreements, in form and substance substantially similar to the GridEdge Security Agreements (subject to (i) with respect to clause (a) of the definition of “Collateral” changes to reflect the security interest granted by the Company in the equity interests of Palm Energy, (ii) with respect to clause (b) of the definition of “Collateral”, the proviso at the end of this Section 3.1 and (iii) with respect to both clauses (a) and (b) of the definition of “Collateral”, changes to conform to agreements set forth in this Note Agreement), to pledge and collaterally assign to the Noteholder, and grant to the Noteholder a lien on and continuing security interest in, the Collateral owned by such Grantor; provided that, the provisions of such Security Agreements creating the security interests in the assets described in clause (b) of the definition of “Collateral” shall be conditioned upon GridEdge Payment in Full (the “Springing Security Trigger”).

3.2            Further Assurances. The Company agrees, on behalf of itself and each other Grantor, that, within such ten (10) Business Day period (or such later date as provided in the Security Agreements) and otherwise from time to time upon the reasonable request of the Noteholder, to take any and all other actions as the Noteholder may determine to be reasonably necessary for the attachment and perfection of the Noteholder’s security interest in any and all of the Collateral (in the case of the assets described in clause (b) of the definition of “Collateral”, conditioned upon the Springing Security Trigger), including without limitation, (a) executing and delivering and where appropriate filing financing statements and amendments relating thereto under the Uniform Commercial Code to the extent, if any, that Grantor’s signature thereon is required therefor, (b) executing and registering any additional Security Agreements, including any non-U.S. security and/or pledge agreement requested by the Noteholder in its sole discretion, and (c) complying with any provision of any statute, regulation or treaty as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Noteholder to enforce, its security interest in such Collateral. Upon the occurrence of the Springing Security Trigger, the Company and its Subsidiaries shall deliver (a) such legal opinions as are reasonably requested by the Noteholder with respect to the creation and perfection of the Noteholder’s security interest in the Collateral and (b) such reaffirmations of the credit support provided under the Note Documents as is requested by the Noteholder; provided that the Company shall deliver such legal opinions as to the creation and perfection of the security interest in the assets described in clause (a) of the definition of “Collateral” at any time upon Noteholder’s reasonable request. In addition, the Company agrees that, at any time after the date hereof, reasonably promptly upon request of the Noteholder, the Company will establish, or will cause a Collateral Subsidiary to establish, a deposit account subject to a first priority perfected Lien of the Noteholder into which Distributions (as defined in the Profit Participation Agreement) not required to be paid to GridEdge under the GridEdge Financing Documents will be deposited (provided that Distributions shall not be required to be deposited into such deposit account in an amount in excess of the outstanding obligations owed to Noteholder under the Note Documents); provided that, the Company and the Noteholder agree to cooperate in good faith to ensure that such arrangements are undertaken in a manner that does not result in a violation or breach of the GridEdge Financing Documents; provided, further, that upon the establishment of such arrangements, such deposit account shall constitute “Collateral” for all purposes of such term hereunder.

3.3            Termination; Release.

(a)            The security interest in the Collateral created under the Security Agreements shall terminate automatically upon Payment in Full. Upon termination as aforesaid, the Noteholder shall promptly deliver any possessory Collateral in its possession to the applicable Grantor, and execute and deliver, at the expense of the Company, such releases and discharges as a Grantor may reasonably request to evidence the foregoing. Should the Noteholder fail to deliver any Uniform Commercial Code termination statements within ten (10) Business Days of the Payment in Full, each Grantor shall hereby be authorized to file such financing statements on behalf of the Noteholder, at the Company’s cost and expense.

(b)            In the event that any part of the Collateral is sold or transferred in connection with a sale or transfer permitted under this Note Agreement or otherwise released at the direction of the Noteholder or in accordance with the terms of this Note Agreement, and the proceeds of such sale, transfer, sales or transfers are free and clear of any third-party liens and security interests, such Collateral will be sold free and clear of the liens created by this Note Agreement, and the Noteholder, at the request and expense of the Company, will promptly execute and deliver to the applicable Grantor a proper instrument or instruments (including Uniform Commercial Code termination statements) and will duly assign, transfer and deliver to such Grantor (without recourse, and without any representation or warranty) such of the Collateral covered by this Note Agreement as is then being (or has been) so sold or released to the extent in the physical possession of the Noteholder and has theretofore been released pursuant to this Note Agreement.

3.4            Specific Collateral Covenants. Until Payment in Full, the Company shall not, and agrees that each other Grantor shall not (a) grant any contractual lien, security interest or other encumbrance of any kind on the Collateral (other than as exists on the Effective Date under the GridEdge Financing Documents), (b) certificate the Equity Interests that are limited liability company membership interests, opt in to Article 8 of the Uniform Commercial Code with respect to such Equity Interests, or cause such Equity Interests to be “certificated securities” within the meaning of Section 8-102(a)(4) of the Uniform Commercial Code, unless, (and following the Springing Security Trigger with respect to the assets described in clause (b) of the definition of “Collateral”), Grantor has taken all steps necessary to afford the Noteholder “control” of such Equity Interests within the meaning of the Uniform Commercial Code and properly perfect the Noteholder’s security interest in such Collateral, (c) cause any Collateral Subsidiary to issue additional Equity Interests or Palm Energy to issue any Equity Interests to any Person other than the Company, (d) sell, dispose or otherwise transfer the Equity Interests of any Collateral Subsidiary or Palm Energy to any Person, and/or (e) amend or modify the governing documents of any Collateral Subsidiary or Palm Energy in contravention of this Note Agreement or in any manner that would reduce or impede the Noteholder’s rights or remedies hereunder. The Company covenants and agrees to defend, at its sole cost and expense, the Noteholder’s right, title and security interest in and to the Collateral and the proceeds thereof, created pursuant hereto, against the claims and demands of all Persons whomsoever.

4.              INTEREST.

4.1            Interest Rate. The principal amount of each Loan outstanding hereunder shall bear interest at the rate of (a) prior to the Interest Rate Step-Down Date, seven and one-half percent (7.50%) per annum (subject to adjustment as provided in Section 4.3) and (b) from and after the Interest Rate Step-Down Date, five percent (5.00%) per annum, in each case, from the date hereof until such Loan is paid in full, whether on the Maturity Date, upon acceleration, prepayment, or otherwise.

4.2            Interest Payments. Unless paid sooner in accordance with Section 2, interest as set forth in Section 4.1 with respect to each Promissory Note shall be due and payable on the Maturity Date of such Promissory Note.

4.3            Default Interest. Subject, for the avoidance of doubt, to the limitations set forth in Section 4.5, any amount of principal and interest under this Note Agreement that is not paid when due, whether on any Stated Maturity Date, upon acceleration, or otherwise (without regard to any applicable grace periods), shall bear interest at a rate of (a) prior to the Interest Rate Step-Down Date, twenty percent (20.00%) per annum and (b) from and after the Interest Rate Step-Down Date, ten percent (10.00%) per annum, in each case, from the date of such non-payment until such amount is paid in full.

4.4            Computation of Interest. All computations of interest shall be made on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual number of days elapsed and shall be compounded daily. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan for the day on which it is paid.

4.5            Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on a Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Company under applicable Law with respect to such Loan, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5.              PAYMENT MECHANICS.

5.1            Manner of Payments. All cash payments of interest and principal shall be made in lawful money of the United States of America no later than 2:00 PM New York time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account specified by the Noteholder in writing to the Company from time to time:

5.2            Application of Payments. Except as expressly set forth in Section 2, all payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder (including, for the avoidance of doubt, any reimbursements for unpaid expenses as set forth in Section 12.2), second, to any accrued and unpaid interest, third, to the payment of the outstanding principal balance of the Fixed Maturity Note under this Note Agreement and fourth, to the payment of the outstanding principal balance of the Payment Event Note under this Note Agreement.

5.3            Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note Agreement.

5.4            Rescission of Payments. If at any time any payment made by the Company under this Note Agreement is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Company or otherwise, the Company’s obligation to make such payment shall be reinstated as though such payment had not been made.

5.5            Taxes.

(a)            Any and all payments by or on account of any obligation of the Company hereunder or under any other Note Document or the Settlement Agreement shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law. If the Company or any Guarantor is required by applicable Law to deduct or withhold any Taxes from such payments, then: (i) if such Tax is an Indemnified Tax, the amount payable by the Company or such Guarantor shall be increased so that after all such deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section 5.5), the Noteholder receives an amount equal to the amount it would have received had no such deduction or withholding been made; and (ii) the Company or such Guarantor shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)            Without limiting the provisions of clause (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)            Without duplication of any amounts required to be paid in Section 5.5(a), the Company shall indemnify the Noteholder, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 5.5) paid or payable by the Noteholder, or required to be withheld or deducted (or which were withheld or deducted) from payments to or for the benefit of the Noteholder, on or with respect to an amount payable by the Company under or in respect of this Note Agreement or under any other Note Document or the Settlement Agreement, in each case, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Noteholder shall be conclusive absent manifest error. Notwithstanding the foregoing, any indemnification under this Section 5.5(c) shall be made on an after-Tax basis such that after all required deductions and withholdings of all Taxes, the Noteholder receives and retains an amount equal to the sum it would have received and retained from the Company had it not paid or incurred or been subject to such Indemnified Taxes.

(d)            Each party’s obligations under this Section 5 shall survive the termination of this Note Agreement and the repayment, satisfaction or discharge of all obligations under this Note Agreement.

6.              REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants, on behalf of itself and its Subsidiaries, to the Noteholder on the date hereof as follows:

6.1            Existence; Power and Authority; Compliance with Laws. Each of the Company and its Subsidiaries (a) is a limited liability company, corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, and (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have the requisite power and authority to execute and deliver this Note Agreement and the other Note Documents, and to perform its obligations hereunder and thereunder. The Company and each of its Subsidiaries is in compliance with all Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.2            Authorization; Execution and Delivery. The execution and delivery of this Note Agreement and the and the other Note Documents by the Company and its Subsidiaries, as applicable, and the performance of their respective obligations hereunder and thereunder have been duly authorized by all necessary organizational action in accordance with all applicable Laws. The Company and its Subsidiaries have duly executed and delivered this Note Agreement and/or the other Note Documents, as applicable.

6.3            No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Company and its Subsidiaries to execute, deliver, or perform any of their obligations under this Note Agreement or the other Note Documents, as applicable, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Note Documents.

6.4            No Violations. The execution and delivery of this Note Agreement and the other Note Documents and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby do not and will not (a) violate any Law applicable to the Company or its Subsidiaries or by which any of their properties or assets may be bound; (b) contravene the terms of the charter, bylaws, or other organizational documents of the Company or any of its Subsidiaries; or (c) violate, conflict with or result in any breach, default or contravention of, or the creation of any Lien under, any Material Agreement.

6.5            Enforceability. Each of this Note Agreement and the other Note Documents is a valid, legal, and binding obligation of the Company and its Subsidiaries, as applicable, party thereto, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.6            No Litigation. Except as set forth on Schedule 6.6, no action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by or against the Company, and of its Subsidiaries or any of their property or assets (a) with respect to this Note Agreement, the other Note Documents, or any of the transactions contemplated hereby or thereby or (b) that would reasonably be expected to have a Material Adverse Effect.

6.7            PATRIOT Act; Anti-Money Laundering. The Company, its Subsidiaries, and their respective employees, and to the knowledge of the Company and its Subsidiaries, their directors, officers, and agents are, in compliance in all material respects with the PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

6.8            Anti-Corruption Laws and Sanctions. The Company, its Subsidiaries, and their respective employees, and, to the knowledge of the Company and its Subsidiaries, their respective Affiliates, directors, officers, and agents, are in compliance with all Anti-Corruption Laws and applicable Sanctions. Neither the Company nor any of its Subsidiaries, or their respective employees, nor, to the knowledge of the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, and agents are currently the subject of any Sanctions, nor is the Company or any of its Subsidiaries located, organized or resident in any Sanctioned Country. Neither the Company, nor any of its Subsidiaries, or their respective employees, nor, to the knowledge of the Company, its Subsidiaries, any of their Affiliates, directors, officers, or agents of the Company or any of its Subsidiaries, is a Sanctioned Person. No use of proceeds of the Loans or other transaction contemplated by this Note Agreement will (i) be used by the Company or any of its Subsidiaries for the purpose of funding, financing, or facilitating any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (ii) otherwise be used in violation of any Anti-Corruption Law or applicable Sanctions, or (iii) cause any Person to violate Anti-Corruption Laws or applicable Sanctions.

6.9            ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case, in an amount that would reasonably be expected to have a Material Adverse Effect.

6.10          Regulatory. Neither the Company, nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940. Neither the Company, nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of the Loan will be used to buy or carry any Margin Stock.

6.11          Taxes. For U.S. federal and applicable state and local income tax purposes, (a) the Company is classified as a partnership, (b) each of Comply Holdings and MC Limited is classified as a corporation (in the case of MC Limited, under the laws of the Republic of Ireland) and (c) each other Subsidiary of the Company is classified as an entity disregarded as separate from its tax owner. Except as set forth on Schedule 6.11, the Company and each of its Subsidiaries has timely filed or caused to be filed all income and other material Tax returns required to have been filed and the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to have been paid by it, except where the amount or validity of such Taxes is being diligently contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided. No Tax liens (other than Liens described in Section 8.2(d)) have been filed and no claims are being asserted by any Governmental Authority with respect to any Taxes of the Company or any of its Subsidiaries. There is no claim against the Company or any of its Subsidiaries for any material amount of Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any material amount of Taxes of or with respect to the Company or any of its Subsidiaries. No Tax audits or administrative or judicial proceedings are being conducted, pending or threatened with respect to the Company or any of its Subsidiaries.

6.12          Solvency. Immediately after the consummation of the transactions to occur on the Effective Date, with respect to the Company and each of its Subsidiaries, taken as a whole, (a) the fair market value of their assets, as such fair market value is determined by the Company, is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities), as the value of such liabilities is established and such liabilities are evaluated in accordance with GAAP; and (b) they do not intend to, and they do not believe that they will, incur debts or liabilities beyond their ability to pay as those debts and liabilities mature.

6.13          Environmental Matters. Neither the Company, nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

6.14          Insurance. All insurance policies required to be obtained by the Company and its Subsidiaries pursuant to Section 7.8 have been obtained and are in full force and effect as required under Section 7.8 and all premiums then due and payable thereon have been paid in full. Neither the Company nor any of its Subsidiaries has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

6.15          Financial Statements. The Financial Statements, copies of each of which have been delivered to the Noteholder, were prepared in accordance with GAAP (subject, in the case of any such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates covered in the Financial Statements and the results of their operations for the periods then ended. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments, and Debt, in each case, to the extent required to be disclosed under GAAP on a consolidated basis.

6.16          Disclosure. The Company has disclosed to the Noteholder all agreements, instruments and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company and any of its Subsidiaries to the Noteholder in connection with the negotiation of this Note Agreement or any other Note Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered.

6.17          Employment Matters. The hours worked by and payments made to employees of the Company and its Subsidiaries and Affiliates have not been in violation of any applicable Law. All payments due from the Company, any Subsidiary, or any of their respective Affiliates, or for which any claim may be made against the Company, any Subsidiary, or, to the knowledge of the Company, any of its Subsidiaries, any of their respective Affiliates, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company, its Subsidiaries or any of their Affiliates. There are no strikes, lockouts or slowdowns against the Company, any of its Subsidiaries or to the knowledge of the Company, its Subsidiaries, their respective Affiliates pending or, to the knowledge of the Company and its Subsidiaries, threatened.

6.18          Material Agreement. Neither the Company nor any of its Subsidiaries is in default under, or in material breach of the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in, any Material Agreement.

6.19          Debt; Liens; Affiliate Transactions.

(a)            Set forth on Schedule 8.1 is a complete and correct list of all Debt of the Company and its Subsidiaries outstanding as of the Effective Date (other than the Secured Obligations). With respect to Subordinated Debt, the principal amount, rate of interest, holder, borrower, maturity date and, if applicable, any other material terms, of such Subordinated Debt is set forth on Schedule 8.1. The Secured Obligations are secured and unsubordinated obligations and rank at least pari passu in priority of payment with all unsecured obligations of the Company and each Guarantor outstanding at any time except for any obligations of such Person held by those whose claims are preferred under any bankruptcy or insolvency procedures to the extent required by the terms of any applicable Laws.

(b)            Set forth on Schedule 8.2 is a complete and correct list of all Liens granted by the Company and its Subsidiaries, or encumbering the assets of the Company or any of its Subsidiaries, in each case, outstanding as of the Effective Date (other than the Liens securing the Secured Obligations).

(c)            All Affiliate Transactions have been entered into on fair and reasonable terms no less favorable to the Company or any of its Subsidiaries than those that would have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate.

6.20          Intellectual Property. IP Holding does not own or hold any assets of any kind other than Intellectual Property.

6.21          Outbound Investment Rules. Neither the Company nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person, or (iii) any other activity that would cause the Noteholder to be in violation of the Outbound Investment Rules or cause the Noteholder to be legally prohibited by the Outbound Investment Rules from performing under this Note Agreement.

7.              AFFIRMATIVE COVENANTS. Until Payment in Full, the Company shall, and shall cause each of its Subsidiaries to, as applicable:

7.1            Financial Statements. Furnish to the Noteholder, as soon as available, but in any event not later than forty-five (45) days after the end of each calendar quarter, (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and (ii) the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, in each of clauses (i) and (ii), with accompanying footnotes (collectively, the “Unaudited Financial Statements”); provided, that the Unaudited Financial Statements for the calendar quarter ending September 30, 2025 shall not be required to include accompanying footnotes. The Unaudited Financial Statements (including the notes thereto) shall (i) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in any note thereto) and (ii) be certified by an officer of the Company, in such officer’s corporate and not individual capacity, as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein.

7.2            Notices. Promptly, and in any event within ten (10) Business Days, give notice to the Noteholder of:

(a)            (i) the Company or any of its Subsidiaries enters into a Material Agreement (other than a Material Agreement referred to in clause (d) or (e) of the definition thereof) or a material modification of or amendment to a Material Agreement (other than a Material Agreement referred to in clause (b), (d) or (e) of the definition thereof), (ii) any default or breach or any modification of or amendment to the Put and Call Option Agreement or any definitive documentation for the sale of the Option Property or Option Shares (each as defined in the Put and Call Option Agreement) or any Subordinated Loan Note, and (iii) any event of default or material breach under, any Material Agreement (other than a Material Agreement referred to in clause (b) of the definition thereof);

(b)            notice delivered to, or received from, the holders of Herbata’s senior indebtedness with respect to a breach or default by Herbata thereunder;

(c)            any material litigation, investigation, or proceeding that may exist at any time between the Company, any of its Subsidiaries and any Governmental Authority or other Person;

(d)            the commencement of the Call Option Period and/or Put Option Period (each as defined in the Put and Call Option Agreement) and the delivery or receipt, as applicable, of any Call Option Notice or Put Option Notice (in each case, as defined in the Put and Call Option Agreement); and

(e)            any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

7.3            Maintenance of Existence and Property. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty events excepted.

7.4            Compliance. (a) Comply with all Laws applicable to it and its business, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (b) comply with all Anti-Corruption Laws and applicable Sanctions.

7.5            Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become due, as the case may be, all its Tax and other material obligations of whatever nature, except where the amount or validity thereof is currently being diligently contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided.

7.6            Notices of Default. As soon as possible and in any event within five (5) Business Days after the Company or any of its Subsidiaries becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

7.7            Material Agreements. (a) Perform and observe in all material respects all the terms and provisions of each Material Agreement to be performed or observed by it, except, in the case of a Material Agreement referred to in clauses (d) or (e) of the definition thereof, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain each such Material Agreement in full force and effect (other than (x) any termination by the Company or its Subsidiaries as a result of the material breach by the counterparty thereto and (y) any termination in connection with an enforcement of remedies by the Company or any of its Subsidiaries thereunder), except, in the case of a Material Agreement referred to in clauses (d) or (e) of the definition thereof, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) enforce each such Material Agreement in accordance with its terms; provided, however, if the Company or such Subsidiary determines that enforcement would require commercially unreasonable action, then the Company or such Subsidiary shall not be required to take such action so long as the Company or any of its Subsidiaries has given notice to the Noteholder thereof.

7.8            Option Property. Cause MC Limited or any successor holder of the Put and Call Option Agreement pursuant to an assignment permitted under Section 8.6(h) to (a) exercise the Call Option within the Call Option Period (as defined in the Put and Call Option Agreement) in accordance with the terms of the Put and Call Option Agreement, (b) complete its obligations under the Put and Call Option Agreement if the Put Option is exercised in accordance with the terms of the Put and Call Option Agreement and (c) to take all actions reasonably necessary or required under the Put and Call Option Agreement to preserve its rights thereunder, including any such actions as to prevent the forfeiture of the Call Option, the termination of the Put and Call Option Agreement prior to expiration in accordance with its terms and the occurrence of the Option Lapse Period without the exercise of the Call Option during the Call Option Period in accordance with the terms of the Put and Call Option Agreement.

7.9            Maintenance of Insurance. Maintain insurance with respect to the Company’s and its Subsidiaries’ property and business with financially sound and reputable insurance companies, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business. All such insurance shall (a) provide that no cancellation thereof shall be effective until at least thirty (30) days (or, in the case of cancellation for non-payment of premiums, ten (10) days) after receipt by the Noteholder of written notice thereof and (b) with respect to any insurance policies covering any Collateral Subsidiary or any Collateral, subject to the Springing Security Trigger, name the Noteholder as an additional insured party thereunder (in the case of liability coverage (other than Management Liability insurance or Worker’s Compensation and Employer’s Liability insurance) or as lender loss payee (in the case of casualty coverage). On the Effective Date, and from time to time thereafter, the Company, on behalf of itself and its Subsidiaries, shall deliver to the Noteholder upon its reasonable request, information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

7.10          Books and Records; Inspections.

(a)            Keep proper books of records and accounts in which full, true, and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions and assets in relation to its business and activities.

(b)            Permit the Noteholder, upon reasonable prior notice, to visit and inspect any of the Company’s and its Subsidiaries’ properties and examine and make abstracts from any of their books and records, and to discuss their business operations, properties, and financial and other condition with its officers and its independent public accountants, at any reasonable time and as often as may reasonably be desired.

7.11          Further Assurances.

(a)            Upon the reasonable request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to (i) carry out the intent and purposes of this Note Agreement and the other Note Documents; (ii) correct any material defect or error that may be discovered in any Note Document or in the execution, acknowledgement, filing, or recordation thereof; and (iii) assure, convey, grant, assign, transfer, preserve, protect, and confirm more effectively to the Noteholder, the rights granted or now or hereafter intended to be granted to the Noteholder under any Note Document.

(b)            Upon the reasonable request of the Noteholder, promptly following any request therefor, furnish to the Noteholder such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of any Note Document, as the Noteholder may reasonably request.

(c)            Upon GridEdge Payment in Full, the Company shall provide immediate written notice to the Noteholder that the Springing Security Trigger has occurred; provided that, the Company shall use reasonable best efforts to provide Noteholder with notice of its intent to cause GridEdge Payment in Full reasonably in advance thereof.

8.              NEGATIVE COVENANTS. Until Payment in Full, the Company shall not, nor will it permit any Subsidiary to:

8.1            Debt. Incur, create, or assume any Debt, except:

(a)            Debt existing under this Note Agreement and any other Note Documents;

(b)            Debt existing as of the Effective Date to the extent set forth on Schedule 8.1, and any refinancings, modifications, renewals, and extensions of any such Debt, including Permitted Refinancings; provided that, (1) as a result of such refinancing, modification, renewal or extension, (i) the principal amount of such Debt shall not be increased from the principal amount outstanding at the time of such refinancing, modification, renewal, or extension, (ii) the scheduled maturity of such Debt shall not be shortened from the scheduled maturity at the time of such refinancing, modification, renewal, or extension to a date that is less than one hundred eighty-one (181) days after the latest Stated Maturity Date, and (iii) any such refinancing, modification, renewing, or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, shall not be secured by any Lien on the Collateral, and (2) the Company complies with its obligations under Section 2.3(b);

(c)            Purchase money Debt or finance lease obligations incurred to finance the acquisition or improvement of equipment or other fixed or capital assets and other financings for which the sole use of proceeds is to finance the acquisition of equipment to be added to inventory;

(d)            unsecured intercompany Debt (i) owed by the Company or any Guarantor to any Subsidiary or the Company (provided that such Debt owing to a Person that is not the Company or a Guarantor shall be subordinated to the Secured Obligations in a manner reasonably satisfactory to the Noteholder, unless such Debt is pledged by an Excluded Finance Subsidiary as collateral to secure obligations under an Excluded Subsidiary Financing) and (ii) owed by any Subsidiary that is not a Guarantor to the Company or any other Subsidiary that is not a Guarantor; and

(e)            any Debt: (i) in an amount, when taken together with the Net Proceeds from all Payment Events occurring after the date hereof and through to any date of determination received by the Covered Entities, not to exceed the Deductible as calculated in accordance with Section 2.3(b); and (ii) in an amount not to exceed $20,000,000 (or such other amount to which Noteholder has given its consent (not to be unreasonably, withheld, conditioned or delayed) with respect to which payment is made in accordance with Section 2.3(b); provided, however, that no such Debt permitted pursuant to this Section 8.1(e) shall result in any Lien on the Collateral.

8.2            Liens. Incur, create, assume, or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except:

(a)            Liens created pursuant to the Security Agreements or the other Note Documents;

(b)            Liens in existence as of the Effective Date to the extent set forth on Schedule 8.2, and any renewals, modifications, replacements, and extensions of such Liens (including Liens securing Permitted Refinancings); provided that (i) the aggregate principal amount of the Debt secured by such Liens does not increase from that amount outstanding at the time of any such renewal, modification, replacement, or extension and (ii) any such renewal, modification, replacement, or extension does not encumber any additional assets or properties of the Company or any of its Subsidiaries (other than assets or properties that become encumbered as a result of compliance with any after-acquired collateral or guarantee obligations in effect under the agreements governing such Debt);

(c)            Liens securing purchase money Debt or finance lease obligations permitted under Section 8.1(c); provided that such Liens (i) attach only to the financed assets, (ii) secure only the Debt or obligations incurred to acquire or improve such assets and (iii) such Lien is created or attaches to such assets within ninety (90) days of the incurrence of such Debt;

(d)            Liens for Taxes not yet due or the amount or validity of which is being diligently contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto are being maintained in accordance with GAAP;

(e)            non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings;

(f)             Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens rights or set-off or similar rights;

(g)            carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its applicable Subsidiary in conformity with GAAP;

(h)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any Debt and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;

(i)             judgment Liens to the extent not resulting in an Event of Default pursuant to Section 9.6;

(j)             deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(k)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(l)             purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating solely to operating leases or consignments of personal property entered into in the ordinary course of business;

(m)            licenses of software and other intangible property licensed by licensors to the Company or any of its Subsidiaries, including restrictions and prohibitions on encumbrances and transferability with respect to such property and the Company or such Subsidiary’s interests therein imposed by such licenses, and Liens encumbering such licensors’ titles and interests in such property and to which the Company or any of its Subsidiaries’ license interests may be subject or subordinate; and

(n)            Liens on assets not constituting Collateral securing Debt permitted under Section 8.1.

8.3            Nature of Business; Mergers.

(a)            Enter into any business, directly or indirectly, except for those businesses in which such Person is engaged on the date of this Note Agreement or that are reasonably related thereto.

(b)            Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto (including after giving effect to any use of proceeds to repay the Promissory Notes in full) no Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into the Company or any other Subsidiary, provided that, if such Subsidiary is a Guarantor, such merger shall only be permitted into the Company or another Subsidiary that is a Guarantor, and (ii) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Noteholder; provided that, in the event of the liquidation or dissolution of any Subsidiary that is a Guarantor, any assets of such Subsidiary are transferred to the Company or another Subsidiary that is a Guarantor prior to or substantially concurrent with such liquidation or dissolution.

(c)            Make or permit a change in any, or adopt any new or different, U.S. federal or applicable state or local income tax classification of the Company or any of its Subsidiaries, whether by affirmative election, Tax filing or otherwise (other than an automatic change from a partnership to a disregarded entity or from a disregarded entity to a partnership, by reason of a change in the number of owners of such Person).

8.4            Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or purchase, hold, or acquire any equity interests, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)            Investments in cash and Permitted Investments;

(b)            Investments existing on the date hereof and listed on Schedule 8.4;

(c)            accounts receivable created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)            guarantees constituting Debt permitted by Section 8.1;

(e)            Investments by (i) the Company or any Subsidiary in the Company or in any Subsidiary that is a Guarantor, (ii) any Subsidiary that is not a Guarantor in any other Subsidiary, (iii) the Company or any Subsidiary that is a Guarantor in any Collateral Subsidiary to the extent such Investment is made in cash and is made for the purposes of enabling such Collateral Subsidiaries to (x) collectively maintain cash on hand in an amount not to exceed €100,000 (provided that, no Investment pursuant to this clause (iii)(x) shall be made in an amount in excess of €50,000 in any calendar month unless the Noteholder has otherwise provided its consent (which consent shall not to be unreasonably withheld, conditioned or delayed)) and (y) otherwise pay reasonable and documented expenses, including all reasonable and documented expenses related to the transactions contemplated by the Put and Call Option Agreement and the Energy Services Agreement, as executed on May 8, 2028 by and between Herbata and MC Limited (provided that Noteholder shall be provided with supporting documentation for such expenses prior to or contemporaneously with the making of such Investment); provided that, no Investment shall be made pursuant to this clause (iii) if a Default or Event of Default shall have occurred and be continuing or would result from the making of such Investment (including, for the avoidance of doubt, as a result of any failure to make any payment required under Section 2.3(b)) and (iv) by the Company or any Subsidiary that is a Guarantor in any Excluded Finance Subsidiary to the extent such Investment is made in cash in satisfaction of any intercompany Debt permitted by Section 8.1(d), the purpose of which is to enable such Excluded Finance Subsidiary to pay any Excluded Subsidiary Financing upon the maturity thereof, to comply with any covenant in its Excluded Subsidiary Financing with respect to the maintenance of cash or cash equivalents, or to effect any Excluded Subsidiary Financing of the type described in clause (iv) of the definition of such term; provided, however, no such Investment pursuant to the preceding sub-clause (iv) shall be (x) in an amount in excess of the minimum amount required to satisfy the intended purpose of such Investment, (y) unless the Noteholder shall have received at least five (5) Business Days’ prior notice of the amount and purpose of such Investment, including a reasonably detailed calculation setting forth the need therefore or (z) made if a Default or Event of Default shall have occurred and be continuing or would result from the making of such Investment (including, for the avoidance of doubt, as a result of any failure to make any payment required under Section 2.3(b)); and

(f)             other Investments, in an amount not to exceed $500,000 at any time outstanding; provided, however, no such Investment shall be made if a Default or Event of Default shall have occurred and be continuing or would result from the making of such Investment.

8.5            Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any equity interests of the Company or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries (collectively, “Restricted Payments”), except that (a) any Subsidiary of the Company may make a Restricted Payment to the Company or to a Subsidiary that is a Guarantor, (b) any Subsidiary may make Restricted Payments ratably to the holders of the Equity Interests of such Person, and (c) the Company may declare and pay distributions and dividends with respect to its Equity Interests solely in additional shares of its common Equity Interests.

8.6            Dispositions. Dispose of any of its property (including as a sale and leaseback transaction), whether now owned or hereafter acquired, or issue or sell any Equity Interests to any Person, except:

(a)            the sale or disposition of obsolete or worn-out property in the ordinary course of business;

(b)            the sale of inventory in the ordinary course of business;

(c)            sales or dispositions to the Company or any of its Subsidiaries; provided, that any sale or disposition made by the Company or any Subsidiary that is a Guarantor shall (i) be made to the Company or another Subsidiary that is a Guarantor, (ii) be an assignment of inventory or a service agreement (as such term is used in the Excluded Finance Subsidiaries indentures for their respective Excluded Subsidiary Financing), including any portion thereof, to an Excluded Finance Subsidiary in such amount as the Company has deemed reasonably necessary for such Excluded Finance Subsidiary to maintain compliance with covenants related to collateral value under its Excluded Subsidiary Financing; or (iii) shall be for at least fair market value and for consideration of not more than $500,000 in any calendar year; provided, however, no such sale or disposition pursuant to the preceding sub-clause (ii) shall be (x) of inventory with a fair market value in excess of the minimum amount as reasonably determined by the Company to required to satisfy the intended purpose of such sale or disposition, (y) unless the Noteholder shall have received at least five (5) Business Days’ prior notice of the fair market value of the inventory and purpose of such sale or disposition, including a reasonably detailed calculation setting forth the need therefor or (z) made if a Default or Event of Default shall have occurred and be continuing or would result from the making of such sale or disposition;

(d)            sales or dispositions of Permitted Investments;

(e)            the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any intellectual property rights;

(f)             non-exclusive licenses or sublicenses of intellectual property rights in the ordinary course of business;

(g)            issuances or sales of common or preferred Equity Interests of the Company or any Subsidiary to the extent otherwise permitted hereunder, including that such issuance or sale does not result in a Change of Control;

(h)            the assignment of the Put and Call Option Agreement by a Collateral Subsidiary to the Company, another Collateral Subsidiary or a Guarantor provided that (x) no Default or Event of Default shall have occurred and be continuing or would result from such assignment, (y) the Noteholder has received at least five (5) Business Days’ prior notice of such assignment and (z) the Company and its Subsidiaries shall have taken such actions with respect to the Collateral and the Security Agreements as necessary or reasonably requested by the Noteholder to ensure that the Noteholder shall have a fully perfected first priority security interest in the Equity Interests of such assignee entity, provided that, if the assignee is a Collateral Subsidiary or Subsidiary of a Collateral Subsidiary, prior to the occurrence of the Springing Security Trigger, Noteholder agrees that any such Equity Interests may be subject to a first priority lien in favor of GridEdge, and Noteholder will be granted a springing security in substantially similar form and substance to such security interest granted pursuant to the relevant GridEdge Security Agreements;

(i)             any other sale or exchange of assets (in a single transaction or a series of related transactions); provided that, in the case of a sale or exchange of assets constituting twenty percent (20%) or more of the book value of the Company’s consolidated total assets (as determined in accordance with GAAP) as of the end of the most recently completed fiscal quarter by a Covered Entity, other than the sale of inventory so long as (i) the mandatory prepayment required by Section 2.3(b) is made as required hereunder and (ii) no Default or Event of Default shall exist or result therefrom; and

(j)             any transfer of Intellectual Property to IP Holding.

8.7            Transactions with Affiliates. Enter into, cause, suffer or permit to exist any transaction, contract or other arrangement, including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate (each, an “Affiliate Transaction”), except (a) transactions among the Company and any Guarantor not involving any other Affiliate; (b) transactions that are otherwise permitted by the terms of this Note Agreement, on fair and reasonable terms no less favorable to the Company or any Guarantor than those that would have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate and (c) transactions set forth on Schedule 8.7.

8.8            Restrictive Agreements. Enter into or permit to exist or become effective any consensual encumbrance, restriction or prohibition on the ability of the Company or any of its Subsidiaries to: (a) create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations; (b) pay dividends or other distributions with respect to any of their Equity Interests or to make or repay loans or advances to the Company or any Subsidiary that is a Guarantor; or (c) transfer any of their assets to the Company or a Subsidiary that is a Guarantor, in each case, except for such restrictions or prohibitions (i) arising under the Note Documents, (ii) in effect on the Effective Date imposed by an agreement relating to Debt permitted by Section 8.1(b) or (iii) arising under agreements giving rise to Liens permitted under Sections 8.2(g) or (k) that do not extend to property that is not the subject of the applicable agreement.

8.9            [Reserved].

8.10          Amendments of Material Documents. Amend, supplement, or otherwise modify (pursuant to a waiver or otherwise): (a) its articles of organization, articles of incorporation, certificate of formation, operating agreement, bylaws, or other organizational document (“Organizational Documents”); or (b) the terms and conditions of any Material Agreement (including any reduction of the Option Lapse Date (as defined in the Put and Call Option Agreement)), in each case, to the extent materially adverse to the interests of the Noteholder; provided, that nothing in this provision shall prohibit the assignment of a service agreement that is a Material Agreement in accordance with Section 8.6(c). It is acknowledged by Noteholder that any amendment to Organizational Documents to create equity or Debt securities for a financing transaction that would otherwise be permitted pursuant to this Note Agreement is expressly permitted pursuant to this provision so long as such amendments are not otherwise materially adverse to the interests of the Noteholder.

8.11          Subordinated Debt.

(a)            Make, or offer to make, any optional or voluntary payment or prepayment on or redemption, defeasance, or purchase of any amounts (whether principal or interest) payable under any Subordinated Debt.

(b)            Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any Subordinated Debt.

8.12          Outbound Investment Rules. The Company will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person, or (iii) any other activity that would cause the Noteholder to be in violation of the Outbound Investment Rules or cause the Noteholder to be legally prohibited by the Outbound Investment Rules from performing under this Note Agreement

9.              EVENTS OF DEFAULT. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

9.1            Failure to Pay. The Company fails to pay (a) any principal amount of the Loan or any accrued interest on the Loan when due, and such failure continues for two (2) Business Days, or (c) any other amount when due and such failure continues for three (3) Business Days.

9.2            Breach of Representations and Warranties. Any representation or warranty made by the Company or any Guarantor to the Noteholder herein or in the other Note Documents is incorrect in any material respect on the date as of which such representation or warranty was made.

9.3            Breach of Covenants. The Company or any Guarantor fails to observe or perform (a) any covenant, condition, or agreement contained in Section 3 or Section 7, (b) any covenant, condition or agreement contained in Section 8 and such failure continues for five (5) Business Days or for such period as set forth in the applicable covenant, condition or agreement, or (c) any other covenant, obligation, condition, or agreement contained in this Note Agreement or the other Note Documents, other than those specified in Section 9.1(a) or (b), or clauses (a) & (b) of Section 9.3, and such failure continues for thirty (30) calendar days.

9.4            Cross-Defaults.

(a)            Any (i) “event of default” or similar event occurs under any agreement evidencing or relating to the Debt of the Company or any of its Subsidiaries (other than the Debt hereunder, but including, for the avoidance of doubt, the GridEdge Financing Documents), which Debt has an outstanding principal amount in excess of $2,500,000 (“Material Debt”), and which event continues beyond any applicable cure period, (ii) event or condition occurs that results in any such Material Debt becoming due prior to its scheduled maturity, or (iii) the holder or holders of any such Material Debt or any trustee or agent on its or their behalf gives notice that any such Material Debt has become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that any such notice is not subject to reasonable dispute by the Company or any of its Subsidiaries.

(b)            The Company, any of its Subsidiaries, any Guarantor, or any Affiliate of the foregoing Persons, breaches or defaults under any term, condition, provision, representation or warranty contained in the Settlement Agreement in any material respect (or in any other respect to the extent such breach or default results in the termination of such definitive documentation).

(c)            Any breach or default under any term, condition, provision, representation or warranty contained in the Put and Call Option Agreement, or any definitive documentation for the sale of the Option Property or Option Shares (each as defined in the Put and Call Option Agreement), in any material respect (or in any other respect to the extent such breach or default results in the termination of such definitive documentation); provided that, in respect of any such breach or default by Herbata, its shareholders, or Moffett Investment Holding Unlimited Company, such breach or default would reasonably be expected to result in a Material Adverse Effect.

9.5            Bankruptcy.

(a)            The Company or any of its Significant Subsidiaries commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries makes a general assignment for the benefit of its creditors;

(b)            There is commenced against the Company or any of its Significant Subsidiaries any case, proceeding, or other action of a nature referred to in Section 9.5(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c)            There is commenced against the Company or any of its Significant Subsidiaries any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(d)            The Company or any of its Significant Subsidiaries takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 9.5(a), (b), or (c) above; or

(e)            The Company or any of its Significant Subsidiaries shall be unable to, or admits in writing its inability to, pay its debts as they become due.

9.6            Judgments. One or more final judgments or decrees for the payment of money in excess of $5,000,000 shall be entered against the Company or any of its Subsidiaries and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

9.7            ERISA Event. An ERISA Event shall have occurred that, in the sole opinion of the Noteholder, would reasonably be expected to result in a Material Adverse Effect.

9.8            Change of Control. A Change of Control that would result in a mandatory prepayment required under Section 2.3(a) shall occur.

9.9            Security Interest. Any Security Agreement ceases for any reason to be valid, binding and in full force and effect or any Lien created by the Security Agreements or any other Note Document ceases to be enforceable and of the same effect and priority purposes to be created thereby, other than as expressly permitted hereunder or thereunder, or as a result of a change in Law.

9.10          Note Documents. If (a) any material provision of any Note Document ceases for any reason to be valid, binding, and in full force and effect, other than (i) as expressly permitted hereunder or thereunder, (ii) as a result of a change in Law, or (iii) as a result of any action or inaction of any Person other than the Company or any of its Affiliates; (b) the Company or any Guarantor contests in any bona fide manner the validity or enforceability of any provision of any Note Document; or (c) the Company or any Guarantor denies in writing that it has any or further liability or obligation under any provision of any Note Document or purports to revoke, terminate, or rescind any provision of any Note Document; provided, that, any action taken by the Company or any Guarantor that would otherwise be prohibited by clauses (b) and (c) of this Section 9.10, shall not be an Event of Default if taken in connection with any circumstance addressed in subsections (i), (ii) or (iii) of clause (a) hereof.

10.           CONDITIONS TO EFFECTIVENESS. This Note Agreement shall become effective subject to the satisfaction of each of the following conditions precedent (the date of such satisfaction, the “Effective Date”):

10.1          Representations and Warranties. The representations and warranties set forth in Section 6 of this Note Agreement shall be true, correct, and complete in all material respects as of the Effective Date (or if such representation and warranty expressly refers to an earlier or specific date, as of such date), provided that, if such representation and warranty is already qualified by materiality or Material Adverse Effect, then such representation and warranty shall be true, correct, and complete in all respects as of the applicable date.

10.2          No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing as of the Effective Date, or would result from the execution, delivery, or performance of this Note Agreement.

10.3          Officer’s Certificate. The Noteholder shall have received an Officer’s Certificate including such certificate of resolutions or other action, organizational documents, good standing and / or existence and incumbency and/or other certificates of Officers of the Company and each Guarantor as the Noteholder may require evidencing the identity, authority and capacity of each Officer thereof authorized to act as an Officer in connection with this Note Agreement and the other Note Documents to which the Company or any Guarantor is a party.

10.4          Signature Pages. The Noteholder shall have received counterparts of this Note Agreement and the other Note Documents executed by the Company, each Guarantor and the Noteholder, in each case, to the extent contemplated as a party thereto.

10.5          [RESERVED]

10.6          Settlement Agreement. The Noteholder shall have received a counterpart of the Settlement Agreement, duly executed by all parties thereto and shall be in full force and effect as of the Effective Date, with no uncured breach or default thereunder by the Company.

10.7          [Reserved].

10.8          Insurance Deliverables. The Company, on behalf of itself and its Subsidiaries, shall have furnished the Noteholder with certificates evidencing the insurance required to be in effect under Section 7.9 as of the Effective Date, signed by the insurer or an agent authorized to bind the insurer.

10.9          Lien Searches. The Noteholder shall have received satisfactory results of customary Uniform Commercial Code, tax, judgment, bankruptcy and grantor / grantee lien searches with respect to the Company and each Guarantor in applicable jurisdictions.

10.10        Third Party Consents. The Company and its Subsidiaries shall have obtained, and delivered copies to the Noteholder of, all consents, approvals, or waivers from third parties (including, without limitation, Governmental Authorities, lenders, landlords, contractual counterparties and those under the Affiliate Loans) that are necessary or required in connection with the execution, delivery, and performance of this Note Agreement or any other Note Document, and all such consents shall be in full force and effect as of the Effective Date.

10.11        Solvency Certificate. The Company shall have delivered a certificate, signed by the chief financial officer of the Company on behalf of the Company and its Subsidiaries, solely in such chief financial officer’s corporate and not individual capacity, as to the matters set forth in Section 6.12.

10.12        Know Your Customer. The Noteholder shall have received at least two (2) Business Days prior to the Effective Date, to the extent requested in writing at least five (5) Business Days prior to the Effective Date, all reasonable documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.13        Other Deliverables. The Company and each Guarantor shall have delivered to the Noteholder all such other documents, certificates, instruments, or assurances as the Noteholder may reasonably request in connection with the execution and delivery of this Note Agreement and the transactions contemplated hereby, each in form and substance reasonably satisfactory to the Noteholder.

11.           REMEDIES.

11.1          Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, (a) by written notice to the Company declare the entire principal amount of the Loan, together with all accrued interest thereon and all other amounts payable under this Note Agreement, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under any Note Document or applicable Law; provided, however, that if an Event of Default described in Section 9.1 or Section 9.5 (other than such an event occurring solely with respect to an Excluded Finance Subsidiary) shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

11.2          Notwithstanding anything to the contrary contained in any of the Note Documents, all Intellectual Property of the Company and its Subsidiaries, including without limitation all assets of IP Holding and the Company’s equity interest in IP Holding (collectively, “Excluded Assets”), are expressly excluded from the Company’s assets against which the Noteholder may seek remedies upon an Event of Default and the expiration of any applicable notice and cure period. The Noteholder expressly acknowledges and agrees that it shall not seek attachment of any judgment to the Excluded Assets and it shall not have any right to initiate any foreclosure or other proceeding against the Excluded Assets.

12.           MISCELLANEOUS.

12.1          Notices.

(a)            All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Person may from time to time specify in writing in compliance with this provision:

(i)             If to the Company:

e2Companies LLC
8901 Quality Road
Bonita Springs, Florida 34135
Attn. James Richmond
Email: james.richmond@e2companies.com

with a copy to:

Williams Mullen
222 Central Park Avenue, Suite 1700
Virginia Beach, Virginia 23462
Attn: T. Rhys James
Email: rjames@williamsmullen.com

If to the Noteholder:

Nabors Energy Transition Corp. II
515 West Greens Road, Suite 1200
Houston, Texas 77067
Attn: Mike Csizmadia
Email: mike.csizmadia@nabors.com

with a copy to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attn:	Scott Rubinsky
Ramey Layne
Email:	srubinsky@velaw.com; and
rlayne@velaw.com

(b)            Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

12.2          Expenses; Indemnity.

(a)            The Company and the Noteholder shall each be responsible for their respective costs and expenses (including of its outside counsel, consultants, and advisors) incurred in connection with the negotiation, execution, delivery, administration, and amendment of this Note Agreement and the other Note Documents. However, the Company shall reimburse the Noteholder within three (3) Business Days of written demand therefor, all out-of-pocket costs, expenses and fees (including documented expenses and fees of its outside counsel) incurred by the Noteholder in connection with (i) the enforcement of the Noteholder’s rights under this Note Agreement and the other Note Documents (including the initiation of any proceeding or action to enforce the Noteholder’s rights) and (ii) any actual or anticipated (A) Default or Event of Default or (B) restructuring or workout negotiations with respect to this Note Agreement or any other Note Document.

(b)            The Company agrees to indemnify and hold harmless the Noteholder and its Affiliates and its and their respective directors, officers, employees, advisors, agents, attorneys-in-fact, members, controlling persons, and their respective successors and assigns (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Note Documents or the execution, delivery and performance of the Note Documents or any other document in any way relating to the Note Documents and the transactions contemplated by the Note Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all expenses (including reasonable and documented counsel fees and expenses as they are incurred in connection therewith; provided that the Company shall not be liable to any Indemnified Party to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnified Party or from a material breach by such Indemnified Party of its obligations hereunder or under any other Note Document, in each instance, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. To the extent permitted by applicable Law, neither the Company nor any of its Subsidiaries shall assert, and the Company, on behalf of itself and its Subsidiaries, hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Note Document or any agreement or instrument contemplated hereby. In the event of any conflict between this Section 12.2 and Section 5.5, Section 5.5 shall control.

12.3          Governing Law. This Note Agreement, the other Note Documents, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note Agreement, the other Note Documents, and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.4          Submission to Jurisdiction.

(a)            Each party hereto hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note Agreement or the other Note Documents may be brought in any of the courts of the State of New York located in New York County, or if no such court shall have jurisdiction, the United States District Court for the Southern District of New York, and (ii) submits to the jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against any such Person in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)            Nothing in this Section 12.4 shall affect the right of any party hereto to (i) commence legal proceedings or otherwise sue any other party hereto in any other court having jurisdiction over such Person or (ii) serve process upon any such Person in any manner authorized by the laws of any such jurisdiction.

12.5          Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note Agreement or the other Note Documents in any court referred to in Section 12.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.6          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE AGREEMENT, THE OTHER NOTE DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.7          Integration. This Note Agreement and the other Note Documents constitute the entire contract between the parties hereto with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

12.8          Successors and Assigns. The Company may not assign or transfer this Note Agreement or any of its rights hereunder without the prior written consent of the Noteholder. This Note Agreement may be assigned or transferred by the Noteholder by providing notice to the Company. This Note Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their permitted assigns. The Company shall maintain, at one of its offices within the continental United States, a register, in a manner that complies with the “registered form” requirements of U.S. Treasury Regulations Section 5f.103-1(c), on which it will record the name and address of the Noteholder and each assignee of any rights hereunder, and the percentage or portion of the rights assigned to such assignee and principal amounts (and stated interest) of this Note Agreement owing to, the Noteholder and each assignee. The entries in this register shall be conclusive and binding for all purposes, absent manifest error.

12.9          Waiver of Notice. The Company hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

12.10        PATRIOT Act. The Noteholder hereby notifies the Company that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230, it may be required to obtain, verify, and record information that identifies the Company and any Guarantor, which information includes the name and address of such Person and other information that will allow the Noteholder to identify such Person in accordance with applicable Law, and the Company agrees to provide such information from time to time to the Noteholder.

12.11        Amendments and Waivers. No term of this Note Agreement may be waived, modified, or amended except by an instrument in writing signed by the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

12.12        Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

12.13        No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

12.14        Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note Agreement shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.

12.15        Severability. If any term or provision of this Note Agreement or any other Note Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note Agreement or the other Note Documents or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Note Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.16        FLORIDA STAMP TAX PAYMENT. FLORIDA DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $2,450.00 ARE BEING BY THE COMPANY PAID IN CONNECTION WITH THIS AGREEMENT, AS REQUIRED BY FLORIDA LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has executed this Note Agreement as of the date first written above.

COMPANY:

E2COMPANIES LLC

By:	/s/ James Richmond
Name:	James Richmond
Title:	CEO

[Signature Page to Secured Promissory Note]

NOTEHOLDER:

NABORS ENERGY TRANSITION CORP. II

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

[Signature Page to Secured Promissory Note]

Annex A

Defined Terms

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one (1) or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliate Loans” means that certain:

(a) Note Payable Agreement, dated as of March 29, 2022, by and between the Company and Iepreneur;

(b) Note Payable Agreement, dated as of March 31, 2022, by and between the Company and Iepreneur;

(c) Note Payable Agreement, dated as of March 29, 2022, by and between the Company and Avanti; and

(c) Note Payable Agreement, dated as of March 31, 2022, by and between the Company and Avanti.

“Affiliate Transaction” has the meaning set forth in Section 8.7.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Avanti” means Avanti Insieme, LLC, an Illinois limited liability company.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means, with respect to a Covered Entity (a) a transaction or series of related transactions in which a Person or group of related Persons, other than any Permitted Holder, is or becomes the Beneficial Owner, directly or indirectly, of more than (i) fifty percent (50%) of the aggregate Equity Interests or (ii) twenty-five percent (25%) of the ordinary voting power, in each case, of such Covered Entity, (b) any transaction where the Equity Interests of such Covered Entity are exchanged (including by merger) or converted, in whole or in part, into equity or debt securities in another entity or (c) a sale or exchange of assets by such Covered Entity (in a single transaction or a series of related transactions) constituting sixty percent (60%) or more of the book value of the Company’s consolidated total assets (as determined in accordance with GAAP) as of the end of the most recently completed calendar quarter, other than the sale of inventory in the ordinary course of business.

1

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) all Equity Interests issued by Palm Energy and owned by the Company and its Subsidiaries and (b) all assets of the Company or any of its Subsidiaries pledged to secure obligations of the Collateral Subsidiaries under the GridEdge Financing Documents at any time prior to GridEdge Payment in Full.

“Collateral Subsidiaries” and “Collateral Subsidiary” mean MC Limited and Mission Critical, collectively, or either of them, respectively.

“Company” has the meaning set forth in the introductory paragraph.

“Comply Holdings” means e2Comply Holdings, Inc., a Florida corporation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Entity” means each of: (a) the Company, Iepreneur, any of their respective Subsidiaries, successors or assigns; or (b)  any other entity (including but not limited to special purpose vehicles or joint ventures) through which the Company, Iepreneur, James Richmond, Jeanne Richmond or any entity in which any of the foregoing owns an interest, or any of their respective successors or assigns, directly or indirectly, owns assets used in the business of the Company or its Subsidiaries.

“Debt” means, with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under finance leases; provided, that for purposes of calculations of Debt made pursuant to the terms of this Note Agreement or compliance with any covenant, GAAP will be deemed to treat operating leases in a manner consistent with its treatment under GAAP without giving effect to FASB ASC Topic 842, notwithstanding any modifications or interpretive changes thereto that may occur thereafter; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) obligations under the Profit Participation Agreement; (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock, (i) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (h) of any other Person; and (i) indebtedness of the type set out in clauses (a) through (i) secured by any lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person. For the avoidance of doubt, Debt does not include prepayments made to the Company or any of its Subsidiaries by its customers in respect of any supply agreement (unless such prepayment is a bona fide borrowing arrangement or evidenced by a note, bond, debenture or other similar instrument or the obligations of the Company thereunder are secured by a Lien on any assets of the Company).

2

“Deductible” has the meaning set forth in Section 2.3(b).

“Default” means any of the events specified in Section 9 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 9, would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means any Equity Interests that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) are redeemable at the option of the holder thereof, in whole or in part, or (c) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest maturity date of the Loans; provided, however, that any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is subject to Payment in Full.

“Effective Date” has the meaning set forth in Section 10.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, release or threatened release of any Hazardous Materials or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of that Person’s equity capital, whether now outstanding or issued or acquired after the Effective Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30)-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Company or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any ERISA Affiliate of liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 11.2.

“Excluded Finance Subsidiary” means each of e2c ESA Bond 1, LLC and e2c ESA Bond 2, LLC.

“Excluded Subsidiary” means each Excluded Finance Subsidiary, Palm Energy, IP Holding and, solely prior to the occurrence of the Springing Security Trigger, each Collateral Subsidiary.

“Excluded Subsidiary Financing” means the Debt incurred by the Excluded Finance Subsidiaries under (i) the Indenture, dated as of September 22, 2022, between e2c ESA Bond 2, LLC and UMB Bank, N.A., as amended, supplemented and otherwise modified and in effect on the date hereof, (ii) the Indenture, dated as of April 30, 2020, between e2c ESA Bond 1, LLC and UMB Bank, N.A., as amended, supplemented and otherwise modified and in effect on the date hereof and (iii) under any refinancing, modification, renewal or extension of any such Debt permitted under Section 8.1(b).

“Excluded Taxes” means any Taxes of the Noteholder that are imposed on or measured by net income (however denominated) and franchise Taxes, and any branch profits Taxes, in each case, (a) imposed as a result of such Noteholder being organized under the laws of, or having its principal business office in, the jurisdiction imposing such Tax or (b) that are Other Connection Taxes.

“e2c ESA Bond 1, LLC” means e2c ESA Bond 1, LLC, a Florida limited liability company.

“e2c ESA Bond 2, LLC” means e2c ESA Bond 2, LLC, a Florida limited liability company.

“Family Member” means any grandparent, parent, spouse, sibling or lineal descendant of James Richmond or Jeanne Richmond, and shall include adoptive relationships.

“Financial Statements” means the (a) unaudited consolidated statements of income of Company for the fiscal year ended June 30, 2025; and (b) unaudited consolidated balance sheets and related statements of income and changes in equity of as of June 30, 2025.

“Fixed Maturity Note” has the meaning set forth in the recitals.

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“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Guarantor” means each Subsidiary of the Company, other than the Excluded Subsidiaries and any SPV that is subject to an SPV Sale. For the avoidance of doubt, (i) prior to the occurrence of the Springing Security Trigger, the Collateral Subsidiaries shall be “Excluded Subsidiaries” and not “Guarantors” for purposes under this Note Agreement and (ii) upon the occurrence of an SPV Sale not prohibited under the terms of this Note Agreement, any SPV shall cease to be a “Guarantor” for purposes under this Note Agreement.

“Guaranty Agreement” means that certain Guaranty Agreement, dated on or about the date hereof, executed and delivered by the Guarantors in favor of the Noteholder.

“Grantor” has the meaning set forth in Section 3.1.

“GridEdge” means GridEdge Digital, L.P., a Delaware limited partnership.

“GridEdge Financing Documents” means that certain Term Loan and Security Agreement, dated as of June 20, 2025, by and between Mission Critical and GridEdge and each other “Loan Document” as defined therein.

“GridEdge Security Agreements” mean the collateral assignments, security agreements, pledge agreements, share charges, deposit account control agreements and other similar agreements delivered to GridEdge to secure GridEdge’s Liens under the GridEdge Financing Documents.

“GridEdge Payment in Full” means the payment in full of all obligations, including without limitation all obligations under the Profit Participation Agreement, of the Company and its Subsidiaries under the GridEdge Financing Documents, other than obligations in respect of contingent indemnification claims for which no claim has been asserted.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Herbata” means Herbata Limited, a company incorporated in Ireland with company number 669555.

“Iepreneur” means Iepreneur Consulting, LLC, a Florida limited liability company.

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“Indemnified Party” has the meaning set forth in Section 12.2(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company or any Guarantor under or relating to any Note Document or the Settlement Agreement and (b) to the extent not otherwise described in clause (a), any Other Taxes.

“Initial Public Offering” means the process by which an entity offers shares of its stock to the public for the first time.

“Intellectual Property” means rights in (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, tradenames, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any personal information, (v) Internet domain names and social media accounts, and (vi) rights of privacy and publicity and all other intellectual property, industrial property, or proprietary rights of any kind or description.

“Investments” has the meaning set forth in Section 8.4.

“Interest Rate Step-Down Date” means the first Business Day following the date on which both of the following have occurred: (a) the Springing Security Trigger has occurred and (b) the Noteholder shall be reasonably satisfied that it has a first priority perfected security interest in all of the Collateral.

“IP Holding” means e2 IP Holding LLC, a Florida limited liability company.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

“Loan” means, as context requires, the principal amount of each extension of credit by the Noteholder to the Company evidenced under the terms of this Note Agreement in respect of the Fixed Maturity Note and the Payment Event Note.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor thereto) as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, (b) the validity or enforceability of any Note Document, (c) the perfection or priority of any Lien purported to be created under any Note Document, (d) the rights or remedies of the Noteholder under any Note Document, or (e) the ability of the Company or any of its Subsidiaries to perform its obligations under the Note Documents.

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“Material Agreement” means (a) each GridEdge Financing Document, (b) the Put and Call Option Agreement and any definitive documentation for the sale of the Option Property or Option Shares (each as defined in the Put and Call Option Agreement), (c) the Subordinated Loan Notes and (d) each written customer contract to which the Company or any of its Subsidiaries is a party or is bound (i) that contemplates or requires payments by or to the Company or such Subsidiary of $15,000,000 or more during any period of four (4) consecutive fiscal quarters, or (ii) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to result in a Material Adverse Effect, (e) each written supplier contract to which the Company or any of its Subsidiaries is a party or is bound (i) that contemplates or requires payments by the Company or such Subsidiary of $10,000,000 or more during any period of four (4) consecutive fiscal quarters, or (ii) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to result in a Material Adverse Effect, and (f) each written contract or agreement evidencing or relating to Debt.

“Maturity Date” means, with respect to each Promissory Note, the earlier of (a) the Stated Maturity Date and (b) the date on which all amounts under this Note Agreement shall become due and payable pursuant to Section 11.

“Material Debt” has the meaning set forth in Section 9.4(a).

“MC Limited” means Mission Critical e2 Limited, a company incorporated in Ireland with the company number 712860.

“Mission Critical” means Mission Critical e2 LLC, a Florida limited liability company.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means (A) the total consideration paid or to be paid, directly or indirectly, regardless of how allocated, the form of consideration or the timing of payment therefor, including: (i) cash, cash equivalents, promissory notes and other indebtedness, (ii) publicly traded equity securities, valued based on the average closing market price of such securities for the five (5) trading days preceding the date of consummation of the Payment Event, (iii) other equity securities (including warrants and convertible securities, as well as options or stock appreciation rights, whether vested or not vested) and other property, in each case valued at their fair market value on the date of consummation of the Payment Event, (iv) the amount of any liabilities assumed by a purchaser in such Payment Event (if applicable) or cancelled or terminated in connection with such Payment Event and (v) deferred and/or contingent payments (whether or not related to future earnings or operations), less (B) reasonable fees and expenses, transfer and similar Taxes, in each case, directly attributable to such Payment Event.

“NETD Alt. Transaction” has the meaning set forth in Section 2.3(c).

“Note” has the meaning set forth in the introductory paragraph.

“Note Documents” means this Note Agreement, the Security Agreements, the Guaranty Agreement, and all other agreements, documents, certificates, and instruments executed and delivered to the Noteholder by the Company or any Guarantor in connection therewith.

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“Noteholder” has the meaning set forth in the introductory paragraph.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Chief Legal Officer, the Secretary, any Principal, Vice-President, Managing Director or Director of the Company and its Subsidiaries, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Company and its Subsidiaries by an Officer.

“Other Connection Taxes” means, with respect to the Noteholder, Taxes imposed as a result of a present or former connection between the Noteholder and the jurisdiction imposing such Tax (other than connections arising from such Noteholder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document or the Settlement Agreement, or sold or assigned an interest in this Note Agreement or any other Note Document or the Settlement Agreement).

“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary, or similar Taxes arising from any payment made hereunder or under any other Note Document or the Settlement Agreement or from the execution, delivery, or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Note Agreement or any other Note Document or the Settlement Agreement (other than Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Company or any Guarantor)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Palm Energy” means Palm Energy, LLC.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Event” means any one or more of the following, if they occur prior to the Stated Maturity Date of the Payment Event Note: (a) a debt or equity financing by a Covered Entity (including an Initial Public Offering), excluding a financing where the sole use of the Net Proceeds is (x) to finance the acquisition of equipment to be added to inventory or (y) to fund all or a portion of the payment of the Fixed Maturity Note or the Payment Event Note; (b) a sale or exchange by a Covered Entity or its shareholders of any interest in a Covered Entity, whether directly or indirectly; (c) a sale or exchange of assets constituting twenty percent (20%) or more of the book value of the Company’s consolidated total assets (as determined in accordance with GAAP) as of the end of the most recently completed fiscal quarter by a Covered Entity, other than the sale of inventory in the ordinary course of business; or (d) a Change of Control.

“Payment Event Note” has the meaning set forth in the recitals.

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“Payment in Full” means the indefeasible payment in full in cash of all Secured Obligations.

“Permitted Holder” shall mean (a) James Richmond, (b) Jeanne Richmond, and (c) to the extent becoming a Beneficial Owner of the Company as a result of bona fide estate planning transfers by, or transfers upon the death of, James Richmond or Jeanne Richmond, in each case (x) a Family Member, (y) a trust the sole beneficiaries of which are Family Members or (z) an entity of which the sole owners are Family Members or trusts, the sole beneficiaries of which are Family Members.

“Permitted Investment” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturating within one (1) year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; and

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Refinancing” means any debt or equity financing of a Covered Entity, (a) the sole use of the proceeds of which (after expenses attributable to the financing) is the repayment or refinancing of Debt of such Person outstanding as of the date hereof, (b) which is consummated on or prior to March 31, 2026 and (c) to the extent resulting in an aggregate amount of Net Proceeds (for all such debt and equity financings) of less than or equal to $22,000,000.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Profit Participation Agreement” means that certain Profit Participation Agreement, dated as of June 20, 2025, by and between Mission Critical and GridEdge.

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“Promissory Note” has the meaning set forth in the recitals.

“Put and Call Option Agreement” means that certain Put and Call Option Agreement, dated as of April 9, 2024, by and among Herbata, its shareholders, MC Limited and Moffett Investment Holding Unlimited Company.

“Restricted Payments” has the meaning set forth in Section 8.5.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions (including, as of the Effective Date, Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person that is the subject or target of Sanctions, including any Person listed in any Sanctions-related list of Persons maintained by a Sanctions Authority; (b) any Person operating, located, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Obligations” means all amounts, obligations, liabilities, covenants and duties of every type and description owing by the Company or any Guarantor to the Noteholder or any other indemnitee hereunder, arising out of, under, or in connection with, any Note Document, whether direct or indirect, absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, the Loans, all interest thereon (whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), and all other fees, expenses, indemnities and reimbursement of amounts required to be paid by the Company or any Guarantor under any Note Document.

“Security Agreements” means the collateral assignments, security agreements, pledge agreements, share charges or other similar agreements delivered to the Noteholder pursuant to Section 3 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Noteholder.

“Settlement Agreement” has the meaning set forth in the recitals.

“Significant Subsidiary” means a Collateral Subsidiary, an Excluded Finance Subsidiary, or any other Subsidiary, or group of such Subsidiaries, who, as of the occurrence of event described in Section 9.5 (a) has revenues in excess of three percent (3.00%) of the Company’s and its Subsidiaries revenues on a consolidated basis as determined in accordance with GAAP or (b) owns more than three percent (3.00%) of the Company’s and its Subsidiaries’ consolidated total assets as determined in accordance with GAAP.

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“Springing Security Trigger” shall have the meaning assigned to such term in Section 3.1.

“Stated Maturity Date” means with respect to (a) the Fixed Maturity Note, March 31, 2026, and (b) the Payment Event Note, October 13, 2028.

“Subordinated Debt” means any Debt which is contractually subordinated to payment of the Secured Obligations.

“Subordinated Loan Notes” means the following loan agreements and promissory notes entered into between inter alia Herbata, as borrower, and MC Limited: (a) Loan Agreement and Promissory Note, dated March 13, 2023, in the original principal amount of €500,000, as amended by way of Loan Agreement Addendums, dated October 25, 2023, and February 2, 2024; (b) Loan Agreement and Promissory Note, dated May 8, 2023, in the original principal amount of €500,000, as amended by way of Loan Agreement Addendums, dated October 25, 2023, and February 2, 2024; (c) Loan Agreement and Promissory Note, dated June 29, 2023, in the original principal amount of €500,000, as amended by way of Loan Agreement Addendums, dated October 25, 2023, and February 2, 2024; (d) Loan Agreement and Promissory Note, dated September 18, 2023, in the original principal amount of €1,500,000, as amended by way of Loan Agreement Addendums, dated November 16, 2023, and February 5, 2024; and (e) Amended and Restated Loan Agreement, dated April 9, 2024, in the original additional principal amount of €2,000,000.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which that Person owns, directly or indirectly, outstanding Equity Interests having more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of that corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries in this Note Agreement refers to Subsidiaries of the Company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

“Unaudited Financial Statements” has the meaning set forth in Section 7.1.

“Uniform Commercial Code” means the body of laws governing commercial transactions in the United States, as adopted and in effect in the applicable jurisdiction.

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SCHEDULES

[Redacted]

1